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                                                                     EXHIBIT 2B.

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (this "Agreement") dated as of June 19, 1998, is entered into by and between Towne Bank, Perrysburg, Ohio ("Towne Bank"), an Ohio state banking corporation and The Exchange Bank, Luckey Ohio ("Exchange Bank"), an Ohio state banking corporation and is joined in by Towne Bancorp, Inc. ("Towne Bancorp"), the sole shareholder of Towne Bank, and Exchange Bancshares, Inc., ("Exchange Bancshares"), the sole shareholder of Exchange Bank.

                                   WITNESSETH:

         WHEREAS, the Board of Directors of Exchange Bank and the Board of Directors of Towne Bank have determined that it is in the best interests of Exchange Bank and Towne Bank to merge Towne Bank with and into Exchange Bank in accordance with the provisions of the laws of the State of Ohio (the "Merger"); and

         WHEREAS, the Board of Directors of Towne Bank and the Board of Directors of Exchange Bank have each adopted a resolution approving this Agreement and have directed that the Merger Agreement be submitted to the shareholders of Towne Bank and Exchange Bank entitled to vote in respect thereof for adoption and approval;

         NOW, THEREFORE, the parties hereto, subject to the terms and conditions contained herein, agrees as follows:

                                    ARTICLE I

                            Constituent Corporations

         Towne Bank and Exchange Bank shall be the constituent banking corporations with respect to the Merger.

                                   ARTICLE II

                                     Merger

         Effective as of the date set forth in the Certificate of Merger filed in accordance with Section 1115.11 (F) of the Ohio Revised Code with the Superintendent of Banks for the State of Ohio (the "Effective Time"), Towne Bank shall be merged into Exchange Bank and Exchange Bank shall be the surviving banking corporation (the "Surviving Corporation"), which after the effective time of the Merger shall be known as "Exchange Bank."



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                                   ARTICLE III

                         Articles of Incorporation, Etc.

1. At the Effective Time, the Articles of Incorporation and Code of Regulations of Exchange Bank shall constitute the Articles of Incorporation Code of Regulations of the Surviving Corporation.

2. The Surviving Corporation's main office shall be located at 235 Main Street, Luckey, Ohio, until otherwise changed in accordance with law.

3. The officers of Exchange Bank immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until his respective successor is duly elected or appointed and qualified in accordance with the provisions of the Articles of Incorporation and Code of Regulations of the Surviving Corporation and of applicable law, or until his earlier death, resignation or removal.

4. The directors of the Surviving Corporation shall be all of the directors of Exchange Bank immediately prior to the Effective Time.


                                   ARTICLE IV

         Manner of Converting and Exchanging Stock and Capital Structure

1. Subject to the provisions of this Article IV, the manner of converting and exchanging the shares of the constituent corporation's stock at the Effective Time shall be as follows.

         Conversion and Exchange of Shares.

         (a)      At the time the Merger shall become effective;

                  (i)      All of the outstanding shares of Towne Bank
                           Common Stock held by Towne Bancorp, Inc. shall, subject to statutory dissenters rights as provided Ohio Revised Code Section 1115.19 and 1701.85, be exchanged for and converted into the right to receive $1,500,000, in cash; provided, however, that the consideration to be received by Towne Bancorp, Inc. pursuant to this paragraph IV(1)(a)(i) shall be increased or reduced, dollar for dollar, by the amount by which the capital of Towne Bank as of the Closing is more than or less than $1,000,000.
                           However, in no event will the consideration paid hereunder be less than $1,000,000. The capital of Towne Bank as of the Closing shall be determined in accordance with generally accepted accounting procedures.
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                  (ii)     All of the shares of common stock $20.00 par value of
                           Exchange Bank issued and outstanding immediately prior to the time the Merger shall become effective shall constitute all of the of the issued and outstanding shares of the Surviving Corporation and shall be held by Exchange Bancshares.

         (e) As soon as practicable after the time the Merger shall become effective, Exchange Bank will distribute to Towne Bancorp, Inc. seventy five percent (75%) of the total consideration payable in accordance with paragraph IV(1)(a)(i) hereof in cash in payment for the exchange of all of the shares of Towne Bank $1.00 par value common stock ("Towne Bank Common Stock") owned by Towne Bancorp, Inc. on the effective date of the Merger. The remaining twenty five percent (25%) of the consideration due to Towne Bancorp, Inc. in accordance with paragraph IV(1)(a)(i) hereof shall be retained in an interest bearing account (the `escrow account") with Exchange Bank, as escrow agent, for the benefit of Towne Bancorp, Inc. for a period of six (6) months after Closing. At the conclusion of such six (6) month period, in the event that Exchange Bancshares has not claimed that either Towne Bancorp, Inc. or Towne Bank breached any representation, warranty or covenant set forth in an agreement of even date between Exchange Bancshares, Towne Bank and Towne Bancorp, Inc. (the "Investment Agreement"), Exchange Bank shall deliver to Towne Bancorp, Inc. the remaining twenty five percent (25%) of such consideration together with interest earned thereon. In the event that at any time during such six (6) month period, Exchange Bancshares claims a breach by Towne Bancorp, Inc. or Towne Bank of any representation, warranty or covenant set forth in the Investment Agreement, Exchange Bancshares shall advise both Towne Bancorp, Inc. and Exchange Bank in writing of the supposed breach and the estimated amount of loss or damage caused by such supposed breach. At the conclusion of such six (6) month period, Exchange Bank shall deliver to Towne Bancorp, Inc. and Exchange Bancshares a written summary of all breaches claimed by Exchange Bancshares and the amount of loss or damage in the opinion of Exchange Bancshares. Within thirty (30) days of receipt of such written summary, Towne Bancorp, Inc. will either: (i) respond in writing to Exchange Bancshares and Exchange Bank that it does not contest the loss or damage noted in such summary; or (ii) object in writing to one, some or all of the items contained in such summary. In the event that Towne Bancorp, Inc. does not object to any supposed loss or damage claimed, Exchange Bank shall disburse from the escrow account to Exchange Bancshares the amount of loss or damage claimed by Exchange Bancshares and shall distribute the balance of such escrow account, if any, together with any interest earned thereon, to Towne Bancorp, Inc. In the event that Towne Bancorp, Inc. objects to any supposed loss or damages, the resolution of whether such breach and resulting loss or damage has occurred will be determined by arbitration in Toledo, Ohio under the rules of the American Arbitration Association. The cost of such arbitration will be paid for by the unsuccessful party in regard to such item in dispute. If more than one item is disputed, the costs of arbitration shall be shared by Towne Bancorp, Inc.

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                  and Exchange Bancshares based upon the percentage of losses or damages awarded to each party in relation to the total awards granted in such arbitration.

         (f) Certificates formerly representing shares of Towne Bank Common Stock owned by Towne Bancorp, Inc. surrendered for cancellation to Exchange Bank by reason of the Merger shall be accompanied by such appropriate instruments of transfer as Exchange Bank may reasonably require.

2. The Resulting Corporation shall have a capital structure equal to the following:

         (a) Common stock of $2,048,200, consisting of 204,820 shares of $10.00 par value all of which will be issued and outstanding immediately following the Effective Time of the Merger; and

         (b)      Surplus of $2,318,000; and

         (g) Undivided profits, including capital reserves, of $2,752,000, adjusted for all earnings and losses between January 1, 1998, and the Effective Time of the Merger.

                                    ARTICLE V

                                Effect of Merger

         From and after the Effective Time, the Surviving Corporation shall have all of the rights, interests, privileges, powers, immunities and franchises (public and private) of each of the constituent corporations, and all property (real, personal and mixed), all debts due on whatever account, and all other chooses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Corporation without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.

                                   ARTICLE VI

                              Surviving Corporation

         From and after the Effective Time, the Surviving Corporation shall be responsible for all obligations of each of the constituent corporations and each claim existing and each action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted in the place of such constituent corporation. No right of any creditor of either constituent corporation and no lien upon the property of either constituent corporation shall be impaired by the Merger.

                                   ARTICLE VII


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                                Further Documents

         If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or rights of the constituent corporations, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the constituent corporations immediately prior to the Effective Time (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in the Surviving Corporation, including, but not limited to, filing with each court or other public tribunal, agency or officer by which Towne Bank or Exchange Bank have been appointed in the capacity of fiduciary or agent, and in the court file of each estate, suit or proceeding in which any of them has been acting, a statement setting forth the information required by law or otherwise to carry out the provisions hereof.

                                  ARTICLE VIII

                                   Termination

         Notwithstanding the adoption and approval of this Agreement and the Merger by the shareholders of Towne Bank and Exchange Bank, this Agreement and the Merger may be terminated:

         (a) At any time prior to the Effective Time, by the mutual consent of the Boards of Directors of Towne Bancorp, Towne Bank and Exchange Bank; or

         (b) This Merger Agreement shall automatically terminate in the event of the termination of the Investment Agreement.

         (c) At any time prior to the Effective Time, by Towne Bank or Exchange Bank if there shall have been a final judicial determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement or of the Merger is illegal, invalid or unenforceable;

         In the event that this Agreement is terminated pursuant to this Article VIII, the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto.

                                   ARTICLE IX

                    Conditions to Consummation of the Merger

         The consummation of the Merger pursuant to this Merger Agreement and the obligations of the parties hereto is subject to the satisfaction of the provisions and conditions of the Investment Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested to on their behalf by the following directors and officers thereunto duly authorized as of the day and year first written above.

Towne Bank                                   Towne Bancorp, Inc.:

By:      /s/ John S. Blevins                 By:      /s/ John Weinert
   ----------------------------                 ----------------------------
Its:     President                           Its:     Chairman
    ---------------------------                  ---------------------------

Attest:                                      Attest:

By:      /s/ Lois A. Brigham                 By:      /s/ Lois A. Brigham
   ----------------------------                 ----------------------------
Its:     Secretary                           its:     Secretary
    ---------------------------                  ---------------------------



Exchange Bank:                               Exchange Bancshares, Inc.

By:      /s/ Thomas J. Elder                 By:      /s/ Marion Layman
   ----------------------------                 ----------------------------
Its:     President/CEO                       Its:     Chairman
    ---------------------------                  ---------------------------

Attest:                                      Attest:

By:      /s/ A. John Moore                   By:      /s/ Joseph R. Hirzel
   ----------------------------                 ----------------------------
Its:     Secretary                           Its:     Secretary
    ---------------------------                  ---------------------------